Exhibit 16.1

KPMG LLP

100 New Park Place, Suite 1400

Vaughan, ON L4K 0J3

Tel 905-265 5900

Fax 905-265 6390

www.kpmg.ca

To: United States Securities and Exchange Commission

April 21, 2025

Dear Sir/Madam

Re: Notice of Change of Auditors of Aptose Biosciences Inc.

We have read the Notice of Aptose Biosciences Inc. in this Form 8-K dated April 21, 2025 and are in agreement with the statements contained in such Notice.

Yours very truly,

April 21, 2025

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.

Document classification: KPMG Confidential